EXHIBIT 11


                          DBA SYSTEMS, INC.
                   COMPUTATION OF EARNINGS PER SHARE
              (in thousands, except per share information)
                             (Unaudited)



                                  	Three Months Ended    		Six Months Ended
	                                     December 31	            December 31
                                    	1996    	1995            1996   	1995

Net Income	(A)                    	$   372 	$  215	         $  695	   $474

Weighted Average Shares Outstanding 	4,474	  4,433	          4,479  	4,433
Incremental Shares - Stock Options	 	   47 	    45	             34	     53
Subtotal	(B)	                        4,521	  4,478	          4,513  	4,486
Incremental Shares - Stock Options		     0       0               1       0
Total		(C)	                          4,521 	 4,478          	4,514	  4,486



Net Earnings per Common and Common
	Equivalent Share	(A/B)            	$ .08   	$ .05	          $ .15  	$ .11


Net Earnings per common share,
Assuming	Full Dilution (Cannot
be	Antidilutive  	 (A/C)	          $ .08	    $ .05 	         $ .15	  $ .11

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